Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2006 and the Full Year of 2006

Burr Ridge, Illinois - (February 28, 2007) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) today reported net income of $1.2 million and basic earnings per share of $0.06 for the three months ended December 31, 2006, compared to net income of $2.9 million and basic earnings per share of $0.13 for the three months ended December 31, 2005.

For the year ended December 31, 2006, BankFinancial reported net income of $10.0 million and basic earnings per share of $0.45, compared to net income of $11.1 million and basic earnings per share of $0.29 for the year ended December 31, 2005. Earnings per share for the year ended December 31, 2005 only included the net income for the partial year following the completion of BankFinancial’s mutual-to-stock conversion on June 23, 2005.

Net income for the three months ended December 31, 2006 included $3.5 million in equity-based compensation and employee stock ownership plan (“ESOP”) expenses, compared to $348,000 for the three months ended December 31, 2005. Net income for the year ended December 31, 2006 included $5.4 million in equity-based compensation and ESOP expenses, compared to $717,000 for the year ended December 31, 2005.

Overview of Business Conditions

Business conditions remained relatively stable in the fourth quarter, 2006. Our growth in the multi-family, non-residential real estate, commercial loan and commercial lease portfolios modestly exceeded our expectations for the period, though we do not necessarily anticipate these annualized growth rates continuing into 2007 absent fundamental changes to market conditions. Construction loans remained essentially constant, with disbursements on existing projects slightly exceeding repayments on sold properties. Residential loans continued to decrease, with home equity loans declining somewhat more than expected due to continuing competition both as to price and underwriting standards.

Our non-accrual loans increased this quarter, principally related to a single borrower with two well-secured commercial real estate loans that have since been brought current through the borrower’s exercise of its statutory right to reinstate the loans during a foreclosure proceeding that we initiated. Overall trends in multi-family and commercial real estate portfolio quality remained stable. The healthcare loan portfolio continues to receive priority resolution attention with our exposure expected to continue to decline in 2007. One borrower entered into a formal forbearance agreement and part of this exposure was placed on non-accrual status in 2006 pending the borrower’s performance under the forbearance agreement. We also charged off a fully reserved commercial loan due to the conclusion of legal proceedings, thus inflating the charge-off ratio at December 31, 2006 beyond historical norms. We acquired this loan in our acquisition of Success Bancshares in 2001 and have been maintaining specific reserves against it since we closed that acquisition.

Our construction loan portfolio quality remains stable but we are monitoring the capability of certain borrowers to continue making debt service payments on their construction projects. In addition, we noted that there may be isolated instances where borrowers may not have the additional cash equity to contribute to fund increases in construction costs. As absorption periods lengthen or unbudgeted costs occur, it is possible that we may elect not to renew selected loans rather than accommodate requests to capitalize interest or extend credit for additional project costs, particularly in cases where these actions would not improve our position. Our overall residential and home equity portfolio quality remained strong.

Competition for deposits, especially in the rates paid on money market and certificate of deposit accounts, steadily intensified. As we remained in a solidly competitive position during the fourth quarter, these trends had only a limited effect in deposit retention and growth rates as of December 31, 2006, but a greater impact is likely in 2007 if conditions persist. Our concerns remain about the migration of long-term core deposits to higher-rate accounts and to out-of-market institutions. Our development of new small business sales is accelerating as we experienced a somewhat faster growth rate in new account openings and enrollments in business-related services such as merchant processing and cash management.

Though our net interest margin and net interest spread exhibited stable to positive behavior during the past quarter, we believe that narrowing commercial credit spreads, coupled with future deposit migration risk, make it likely that the Company will experience some future compression in these vital measurements. The principal drivers of any such compression will be the current pricing conditions for high-quality organic loan growth, together with actions needed to retain valuable commercial credit customers and deposit customers.

Non-interest income declined in the quarter, as fees related to deposit accounts were lower than historical seasonal averages due in part to higher average balances; the difference was partially offset by stronger sales of Wealth Management products. Based on our experience in 2006, we expect greater volatility in both categories as our historical data seems to be less reliably predictive and we respond to customer behavior and preferences as competitive and market conditions warrant.

Our core non-interest expense remained well-contained in the fourth quarter, 2006. We continue our operating reviews of products, services and functions to ensure that they are appropriate to current and anticipated business conditions as well as the core focus of the Company. Of primary importance is the ongoing targeting of resources to core customer service, internal controls and compliance and our outreach efforts for new customers within our communities. We believe that one of the principal ways to deliver results for stockholders in this difficult operating environment is to optimize the organization’s expenditures towards those customer segments that most closely align to the Company’s commercial community bank mission.

Overview of Financial Condition and Operating Results

Financial Condition

Net loans receivable increased $17.8 million, or 1.4%, to $1.330 billion during the fourth quarter of 2006. Multi-family real estate loans increased $5.0 million, or 1.7%, to $297.1 million; nonresidential real estate loans increased $13.1 million, or 4.3%, to $320.7 million; commercial leases increased $4.1 million, or 3.1%, to $139.2 million; commercial loans increased $4.4 million, or 5.2%, to $89.3 million; and construction and land loans increased $1.7 million, or 2.0%, to $85.2 million. We reduced our holdings of one- to four-family residential real estate loans during the fourth quarter of 2006 by $11.7 million, or 2.9%, to $397.5 million. Future loan growth could be adversely affected by our unwillingness to compete for loans by relaxing our historical underwriting standards.

Securities available-for-sale decreased by $39.5 million, or 25.1%, to $117.9 million during the fourth quarter of 2006, as we continued to reduce our levels of investment securities and use the proceeds to repay Federal Home Loan Bank advances to mitigate the impact of the inverted yield curve environment. We initiated this balance sheet strategy in the second quarter of 2006 by liquidating substantially all of the securities that University National Bank held in its investment portfolio shortly after we closed the acquisition of this institution and using the proceeds to repay Federal Home Loan Bank advances.

Total deposits increased by $23.3 million, or 2.1%, during the fourth quarter of 2006. NOW accounts increased by $22.5 million, or 8.9%; money market accounts increased by $10.0 million, or 4.0%; and noninterest-bearing demand deposits increased by $3.6 million, or 2.8%. Savings accounts decreased by $4.0 million, or 3.4%, while certificates of deposit decreased by $8.7 million, or 2.5%. Federal Home Loan Bank advances decreased by $26.0 million, or 16.7%.

Asset Quality

Non-performing loans increased by $757,000 to $9.2 million during the fourth quarter, and represented 0.69% of loans. The increase was principally related to a single borrower with two well-secured commercial real estate loans that have since been brought current through the borrower’s exercise of its statutory right to reinstate the loans during a foreclosure proceeding that we initiated. As a result of the reinstatement of the loans and other factors, including the value of the underlying collateral, no specific reserves under Statement of Financial Accounting Standard (“SFAS”) No. 114 were allocated to this borrower’s loans at December 31, 2006.

The allowance for loan losses decreased by $1,302,000 between the third and fourth quarters of 2006 due principally to a $982,000 decrease in the portion of the allowance for loan losses that we allocate to impaired loans pursuant to SFAS No. 114, with the remaining $320,000 decrease in the portion of the allowance allocated to general loan and lease losses pursuant to SFAS No. 5. Of the $982,000 decrease in SFAS No. 114 allocated reserves, $704,000 resulted from a charge-off of a fully reserved commercial loan due to the conclusion of legal proceedings. We acquired this loan in our acquisition of Success Bancshares in 2001 and have been maintaining specific reserves against it since we closed that acquisition. The charge-off increased our net charge-off ratio for the quarter ended December 31, 2006 to 0.23%, compared to 0.03% for the quarter ended September 30, 2006 and a net recovery of 0.02% for the quarter ended December 31, 2005. As a result of this activity, we recorded a credit for loan losses of $537,000 for the fourth quarter of 2006.

As of December 31, 2006, the Company’s SFAS No. 114 allocation for impaired loans was $402,000. The specific reserves attributable to loans are strongly influenced by the market value of the underlying collateral for the loans. As changes in the market value of the underlying collateral occur, fluctuations in the specific reserves attributable to loans secured by the collateral should also be expected to occur, and any declines in the market value of collateral could result in new or additional provisions for specific reserves. Certain types of collateral, such as marketable securities, are particularly susceptible to sudden changes in market value.

Fourth Quarter of 2006 Operating Results

We had net income of $1.2 million for the fourth quarter of 2006, compared to net income of $2.9 million for the fourth quarter of 2005. Our operating results for the fourth quarter of 2006 included a $3.5 million expense for equity-based compensation and benefits, compared to a $348,000 expense for the fourth quarter of 2005. The additional expense primarily related to equity-based awards that were made pursuant to the Equity Incentive Plan that our stockholders approved in June of 2006, and additional expenses arising from the ESOP that we established in connection with our mutual-to-stock conversion in June of 2005. Equity-based compensation expenses totaled approximately $2.1 million, after-tax, or $0.10 per share, for the fourth quarter of 2006, compared to $210,000, after-tax, or $0.01 per share, for the fourth quarter of 2005.

Net interest income was $14.0 million, compared to net interest income of $13.6 million for the fourth quarter of 2005. Our net interest margin was 3.74% for the fourth quarter of 2006, compared to 3.60% for the fourth quarter of 2005. Average loans outstanding increased by $130.9 million, or 10.9%. To mitigate the adverse impact of the inverted yield curve environment, we reduced our portfolio of available for sale securities by $156.1 million, or 58.7%, to an average balance of $110.0 million during the fourth quarter of 2006, compared to an average balance of $266.2 million during the fourth quarter of 2005. Average noninterest-bearing deposits increased by $18.8 million during the fourth quarter of 2006, primarily due to the impact of our acquisition of University National Bank. Our net interest rate spread for the fourth quarter of 2006 was 2.91%, which was unchanged from the fourth quarter of 2005. Our net interest rate spread for the fourth quarter of 2005 included an accelerated purchase accounting adjustment that reduced our net interest rate spread by seven basis points.

Non-interest income for the fourth quarter of 2006 was $2.5 million, an increase of approximately $80,000, or 3.3%, from the fourth quarter of 2005. Deposit service charges and fees increased by $36,000, or 3.7%, and other fee income decreased by $6,000, or 1.2%. Insurance commissions and annuities income increased $136,000, or 56.2%. Gains on sale of loans increased from $27,000 in the fourth quarter of 2005 to $61,000 in the fourth quarter of 2006. We recorded a net of loss of $43,000 on the sale of investment securities during the fourth quarter of 2006, while no gains or losses on the sale of investment securities were recorded in the fourth quarter of 2005. Mortgage loan servicing fees decreased by $22,000, or 8.8%. We recorded a mortgage servicing rights valuation reserve recovery of $158,000 in the fourth quarter of 2005, while no such recoveries were recorded in the fourth quarter of 2006. Other income increased by $92,000, or 22.5%, to $500,000 for the fourth quarter of 2006. The increase included a $71,000, or 22.8%, increase in title insurance agency commissions and fees.

Non-interest expense for the fourth quarter of 2006 was $15.4 million, compared to $11.5 million for the fourth quarter of 2005, an increase of $3.9 million. The increase principally relates to equity-based awards that were made pursuant to our Equity Incentive Plan and additional expenses arising from our first full year of making contributions to our ESOP. In addition, the operation of the two former University National Bank facilities contributed approximately $430,000 to this increase in noninterest expense, including $102,000 in core deposit intangible amortization expense arising from that acquisition. Total core deposit intangible amortization expense increased by $84,000 in the fourth quarter of 2006, compared to the fourth quarter of 2005. Office occupancy and equipment expenses increased $39,000, or 2.8%. Advertising and public relations expenses increased $27,000, or 12.5%. Data processing expenses increased $41,000, or 5.0%. Supplies, telephone and postage expense increased $92,000, or 19.7%. Other expenses increased by $321,000, or 38.6%. The increase in other expenses included a $194,000 increase in auditing expenses relating to compliance with the Sarbanes Oxley Act of 2002, and a $168,000 reduction in the amount of other expenses that were capitalized as direct loan origination costs.

2006 Operating Results

We recorded net income of $10.0 million for the year ended December 31, 2006, compared to net income of $11.1 million for the year ended December 31, 2005. The principal factors affecting the change in net income from year to year included a $5.2 million, or 10.1%, increase in our net interest income; a $1.8 million, or 21.3%, increase in noninterest income; and a $654,000 decrease in our provision for loan losses. These increases were more than offset by an $8.2 million, or 18.5%, increase in noninterest expense, and a $548,000, or 12.8%, increase in income tax expense. Our net income for 2006 and for the last six months of 2005 was favorably impacted by the completion of our mutual-to-stock conversion on June 23, 2005, and reflected increased interest income and reduced interest expense on borrowings resulting from our deployment of the net proceeds from the subscription offering undertaken in connection with the mutual-to-stock conversion, which totaled $220.7 million (excluding the $19.6 million in stock purchased by our ESOP), to increase average interest earning assets and reduce average borrowings and wholesale deposits.

Our operating results for 2006 included $5.4 million in expenses for equity-based compensation and benefits, compared to $717,000 for 2005, relating to equity-based awards that were made during the third and fourth quarters of 2006 pursuant to our Equity Incentive Plan and additional expenses arising from our first full year of making contributions to our ESOP. Our 2005 net income included approximately $450,000 in pre-tax net interest income on stock subscription order receipts relating to our mutual-to-stock conversion; a tax recovery of $473,000; and $281,000 in pre-tax expense relating to the accelerated amortization of a purchase accounting adjustment resulting from the pre-payment of a loan that we acquired in our acquisition of Success Bancshares. In addition, our 2005 net income was negatively affected by a $388,000 yield adjustment amortization expense, pre-tax, relating to our restructuring of $170.0 million of Federal Home Loan Bank borrowings in July 2003. No yield adjustment amortization expense was recorded during 2006.

Dividends

On January 31, 2007, our Board of Directors declared a cash dividend of $0.07 per share payable on Friday, March 2, 2007 to stockholders of record on Wednesday, February 14, 2007. This represents our first increase in the quarterly dividend rate since we commenced the payment of cash dividends in May of 2006. Total dividends paid in 2006 were $4.4 million.

Stock Repurchases

For the three months ended December 31, 2006, we repurchased 226,600 shares of our common stock at an aggregate cost of $3.9 million. As of December 31, 2006, we have purchased a total of 977,300 shares at an aggregate cost of $17.3 million under our August 30, 2006 authorization to purchase up to 2,446,625 shares.

Subsequent Event

We acquired a portfolio of highly-seasoned residential mortgage loans in 2006 with an approximate balance of $16.2 million from a loan servicing company. We also acquired a portfolio of commercial loans in 2005 with an approximate balance of $4.6 million from the same loan servicing company. The loan servicing company filed a Chapter 11 bankruptcy petition in late December, 2006, thus creating substantial doubt as to the value of its recourse obligation if we experience any losses in the acquired residential loan portfolio. The bankruptcy court appointed a bankruptcy trustee in late January, 2007. The bankruptcy trustee has suspended servicing remittances to all loan servicing clients of the debtor pending further direction from the bankruptcy court, and as a result, we have not received the monthly scheduled servicing remittances that were due in January, 2007 and February, 2007, which approximate $350,000 each month. The bankruptcy trustee recently reported that the loan servicing trust account has a current balance in excess of $4.6 million, but that the trust account is substantially out of balance and is insufficient to pay all of the debtor’s obligations to its servicing clients. We have engaged counsel to seek termination of the existing loan servicing agreements and a turnover of future servicing remittances and the past servicing remittances that have not been paid, and to defend against competing claims that have been asserted to the serviced loans or the servicing remittances. We have not yet established any specific reserves for these purchased loans pending the receipt of additional information and future developments in the bankruptcy proceeding, including the outcome of hearings scheduled for March, 2007.

Conference Call

BankFinancial’s executive management will hold a conference call to discuss the contents of this news release, as well as business and financial highlights, on Thursday, March 1, 2007, at 9:30 a.m. CST. The telephone number for the conference call is 866-277-1184 and the participant passcode is 85409459. The conference call will also be available by webcast within the Stockholder Information section of our web site: www.bankfinancial.com.

About BankFinancial

BankFinancial Corporation is the holding company for BankFinancial F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through our 18 full-service banking offices, located in Cook, DuPage, Lake and Will counties, Illinois. At December 31, 2006, BankFinancial Corporation had total assets of $1.613 billion, total loans of $1.330 billion, total deposits of $1.130 billion and stockholders’ equity of $326 million. BankFinancial Corporation’s common stock is listed on the Nasdaq Global Market under the symbol BFIN. Additional information may be found at the company’s web site, www.bankfinancial.com.

Safe Harbor

Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following without limitation: general, regional, and local economic conditions and their effect on interest rates, the company and its customers; credit risks and risks from concentrations (geographic and by industry) within the loan portfolio; changes in regulations or accounting policies affecting financial institutions; the costs and effects of litigation and of unexpected or adverse outcomes of such litigation; technological changes; acquisitions and integration of acquired business; the failure of assumptions underlying the establishment of resources for loan losses and estimations of values of collateral and various financial assets and liabilities; the outcome of efforts to manage interest rate or liquidity risk; competition; and acts of war or terrorism. The Company undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

For Further Information Contact:
Shareholders, Analysts and Investors:	Media:
Terence C. Wise	Gregg T. Adams
Vice President – Investor Relations	Executive Vice President – Marketing and Sales
BankFinancial Corporation	BankFinancial Corporation
Telephone: 630-242-7151	Telephone: 630-242-7226

BANKFINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(Dollars in thousands; except per share) - (Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Cash and due from other financial institutions	$38,286	$34,437
Interest-bearing deposits in other financial institutions	29,051	3,589

Cash and cash equivalents	67,337	38,026
Securities available-for-sale, at fair value	117,853	248,238
Loans held-for-sale	298	375
Loans receivable, net of allowance for loan losses:
December 31, 2006, $10,622; and December 31, 2005, $11,514	1,329,915	1,231,891
Stock in Federal Home Loan Bank, at cost	15,598	25,434
Premises and equipment, net	35,005	32,819
Accrued interest receivable	7,869	6,598
Goodwill	22,579	10,865
Core deposit intangible	9,648	8,248
Other assets	7,020	11,942

Total assets	$1,613,122	$1,614,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	1,129,585	1,067,874
Borrowings	138,148	191,388
Advance payments by borrowers taxes and insurance	8,285	7,969
Accrued interest payable and other liabilities	11,089	18,428

Total liabilities	1,287,107	1,285,659

Commitments and contingent liabilities

Stockholders’ equity
Preferred Stock, $0.01 par value, 25,000,000 shares authorized, none issued or outstanding	—	—
Common Stock, $0.01 par value, shares authorized: 100,000,000; shares issued at December 31, 2006, 24,304,950 and at December 31, 2005, 24,466,250	243	245
Additional paid-in capital	227,741	240,235
Retained earnings, substantially restricted	113,128	107,528
Unearned Employee Stock Ownership Plan shares	(18,105)	(19,084)
Accumulated other comprehensive income (loss)	3,008	(147)

Total stockholders’ equity	326,015	328,777

Total liabilities and stockholders’ equity	$1,613,122	$1,614,436

BANKFINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands; except per share) - (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Interest and dividend income
Loans, including fees	$21,823	$18,178	$83,502	$66,618
Securities	1,507	2,659	9,184	11,640
Other	537	354	1,400	1,954

Total interest income	23,867	21,191	94,086	80,212
Interest expense
Deposits	8,244	5,852	29,957	20,598
Borrowings	1,610	1,702	7,532	8,204

Total interest expense	9,854	7,554	37,489	28,802

Net interest income	14,013	13,637	56,597	51,410

Provision (credit) for loan losses	(537)	524	(136)	518

Net interest income after provision (credit) for loan losses	14,550	13,113	56,733	50,892
Noninterest income
Deposit service charges and fees	1,022	986	4,198	3,888
Other fee income	507	513	1,916	1,852
Insurance commissions and annuities income	378	242	1,321	848
Gain on sale of loans	61	27	246	206
Gain (loss) on sale of securities	(43)	—	101	—
Gain on disposition of premises and equipment	1	10	395	21
Loan servicing fees	227	249	938	1,031
Amortization and impairment of servicing assets	(121)	18	(448)	(508)
Operations of real estate owned	1	—	(45)	4
Other	500	408	1,887	1,323

Total noninterest income	2,533	2,453	10,509	8,665
Noninterest expense
Compensation and benefits	10,674	7,398	34,454	28,227
Office occupancy and equipment	1,416	1,377	5,602	5,058
Advertising and public relations	243	216	1,193	841
Data processing	855	814	3,341	2,967
Supplies, telephone, and postage	560	468	2,100	1,901
Amortization of intangibles	489	405	1,873	1,634
Other	1,153	832	3,807	3,578

Total noninterest expense	15,390	11,510	52,370	44,206

Income before income taxes	1,693	4,056	14,872	15,351
Income tax expense	486	1,137	4,826	4,278

Net income	$1,207	$2,919	$10,046	$11,073

Basic earnings per common share	$0.06	$0.13	$0.45	$0.29

Diluted earnings per common share	$0.06	$0.13	$0.45	$0.29

Weighted average common shares outstanding	21,827,482	22,546,098	22,368,032	22,539,693
Diluted weighted average common shares outstanding	21,840,476	22,546,098	22,372,228	22,539,693

BANKFINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST MARGIN

Three Months Ended December 31, 2006 and 2005

(Dollars in thousands) – (Unaudited)

	Three months ended December 31, 2006			Three months ended December 31, 2005
	Average Outstanding Balance	Interest	Yield/Rate (1)	Average Outstanding Balance	Interest	Yield/Rate (1)
Interest-earning assets:
Loans	$1,328,482	$21,823	6.52%	$1,197,545	$18,178	6.02%
Securities available-for-sale	110,033	1,507	5.43	266,167	2,659	3.96
Stock in FHLB	18,299	148	3.21	25,311	237	3.71
Other earning assets	29,219	389	5.28	12,182	117	3.81

Total interest-earning assets	1,486,033	23,867	6.37	1,501,205	21,191	5.60

Noninterest-earning assets	125,656			72,662

Total assets	$1,611,689			$1,573,867

Interest-bearing liabilities:
Savings deposits	$115,933	238	0.81	$120,373	239	0.79
Money market deposits	258,870	2,781	4.26	246,569	2,123	3.42
NOW deposits	257,143	1,333	2.06	216,246	653	1.20
Certificates of deposit	348,825	3,892	4.43	348,707	2,837	3.23

Total deposits	980,771	8,244	3.33	931,895	5,852	2.49
Borrowings	149,001	1,610	4.29	182,613	1,702	3.70

Total interest-bearing liabilities	1,129,772	9,854	3.46	1,114,508	7,554	2.69

Noninterest-bearing deposits	129,540			110,729
Other liabilities	26,367			22,081

Total liabilities	1,285,679			1,247,318
Equity	326,010			326,549

Total liabilities and equity	$1,611,689			$1,573,867

Net interest income		$14,013			$13,637

Net interest rate spread (2)			2.91%			2.91%
Net interest-earning assets (3)	$356,261			$386,697

Net interest margin (4)			3.74%			3.60%

Ratio of interest-earning assets to interest-bearing liabilities	131.53%			134.70%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BANKFINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST MARGIN

Years Ended December 31, 2006 and 2005

(Dollars in thousands) – (Unaudited)

	Year ended December 31, 2006			Year ended December 31, 2005
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans	$1,299,597	$83,502	6.43%	$1,131,374	$66,618	5.89%
Securities available-for-sale	203,900	9,184	4.50	315,379	11,640	3.69
Stock in FHLB	21,813	724	3.32	24,870	1,208	4.86
Other earning assets	12,713	676	5.32	24,219	746	3.08

Total interest-earning assets	1,538,023	94,086	6.12	1,495,842	80,212	5.36

Noninterest-earning assets	102,220			88,837

Total assets	$1,640,243			$1,584,679

Interest-bearing liabilities:
Savings deposits	$123,413	1,019	0.83	$128,867	1,005	0.78
Money market deposits	252,109	10,096	4.00	223,334	6,350	2.84
NOW deposits	241,378	4,128	1.71	268,404	2,290	0.85
Certificates of deposit	359,119	14,714	4.10	391,883	10,953	2.79

Total deposits	976,019	29,957	3.07	1,012,488	20,598	2.03
Borrowings	183,286	7,532	4.11	229,355	8,204	3.58

Total interest-bearing liabilities	1,159,305	37,489	3.23	1,241,843	28,802	2.32

Noninterest-bearing deposits	123,614			108,947
Other liabilities	25,110			20,257

Total liabilities	1,308,029			1,371,047
Equity	332,214			213,632

Total liabilities and equity	$1,640,243			$1,584,679

Net interest income		$56,597			$51,410

Net interest rate spread (1)			2.89%			3.04%
Net interest-earning assets (2)	$378,718			$253,999

Net interest margin (3)			3.68%			3.44%

Ratio of interest-earning assets to interest-bearing liabilities	132.67%			120.45%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

PERFORMANCE MEASUREMENTS:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Return on assets (ratio of net income to average total assets) (1)	0.30%	0.68%	0.69%	0.78%	0.74%
Return on equity (ratio of net income to average equity) (1)	1.48	3.34	3.43	3.82	3.58
Net interest rate spread (1)	2.91	2.86	2.84	2.92	2.91
Net interest margin (1)	3.74	3.71	3.62	3.65	3.60
Efficiency ratio	93.01	75.37	73.68	70.29	71.54
Noninterest expense to average total assets (1)	3.82	3.14	2.95	2.87	2.93
Average interest-earning assets to average interest-bearing liabilities	131.53	133.87	132.60	132.66	134.70
Offices	18	18	18	16	16
Employees (full time equivalents)	438	452	468	443	451
SUMMARY INCOME STATEMENT:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Total interest income	$23,867	$24,244	$23,683	$22,292	$21,191
Total interest expense	9,854	9,792	9,363	8,480	7,554

Net interest income before provision	14,013	14,452	14,320	13,812	13,637
Provision (credit) for loan losses	(537)	49	156	196	524

Net interest income	14,550	14,403	14,164	13,616	13,113
Noninterest income	2,533	2,658	2,587	2,731	2,453
Noninterest expense	15,390	12,895	12,457	11,628	11,510

Income before income tax	1,693	4,166	4,294	4,719	4,056
Income tax expense	486	1,371	1,390	1,579	1,137

Net income	$1,207	$2,795	$2,904	$3,140	$2,919

Basic earnings per common share	$0.06	$0.12	$0.13	$0.14	$0.13

Diluted earnings per common share	$0.06	$0.12	$0.13	$0.14	$0.13

NONINTEREST INCOME AND EXPENSE:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Noninterest Income:
Deposit service charges and fees	$1,022	$1,142	$1,117	$917	$986
Other fee income	507	466	482	461	513
Insurance commissions and annuities income	378	363	352	228	242
Gain on sales of loans	61	95	53	37	27
Gain (loss) on sales of investment securities	(43)	89	55	—	—
Gain on disposition of premises and equipment	1	—	1	393	10
Loan servicing fee income	227	230	237	244	249
Amortization and impairment of servicing assets	(121)	(120)	(146)	(61)	18
REO operations	1	(15)	(26)	(5)	—
Other	500	408	462	517	408

Total noninterest income	$2,533	$2,658	$2,587	$2,731	$2,453

Noninterest Expense:
Compensation and benefits	$10,674	$8,241	$7,881	$7,673	$7,398
Office occupancy	1,416	1,530	1,340	1,316	1,377
Advertising	243	396	389	165	216
Data processing	855	873	825	788	814
Supplies, telephone and postage	560	583	450	507	468
Amortization of intangibles	489	496	495	393	405
Other general & administrative	1,153	776	1,077	786	832

Total noninterest expenses	$15,390	$12,895	$12,457	$11,628	$11,510

(1)	Annualized

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

SUMMARY BALANCE SHEET:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
ASSETS:
Cash	$38,286	$34,515	$31,475	$31,059	$34,437
Interest-bearing deposits and short-term investments	29,051	2,964	1,566	11,129	3,589
Securities available for sale, net	117,853	157,396	251,927	245,641	248,238
Loans held for sale	298	605	1,882	86	375
Loans receivable, net	1,329,915	1,312,114	1,280,365	1,261,820	1,231,891
Federal Home Loan Bank stock	15,598	18,911	18,911	25,434	25,434
Premises and equipment	35,005	35,069	35,206	32,182	32,819
Intangible assets	32,227	32,727	33,387	18,720	19,113
Other assets	14,889	15,676	16,911	17,050	18,540

Total assets	$1,613,122	$1,609,977	$1,671,630	$1,643,121	$1,614,436

LIABILITIES AND EQUITY:
Deposits	$1,129,585	$1,106,249	$1,137,664	$1,053,411	$1,067,874
Borrowings	138,148	165,082	175,349	236,251	191,388
Other liabilities	19,374	12,763	23,901	20,331	26,397

Total liabilities	1,287,107	1,284,094	1,336,914	1,309,993	1,285,659
Stockholders’ equity	326,015	325,883	334,716	333,128	328,777

Total liabilities and stockholders’ equity	$1,613,122	$1,609,977	$1,671,630	$1,643,121	$1,614,436

CAPITAL RATIOS:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
BankFinancial Corporation:
Equity to total assets (end of period)	20.21%	20.24%	20.02%	20.27%	20.36%
Tangible equity to tangible total assets (end of period)	18.58	18.59	18.39	19.36	19.41

BankFinancial FSB:
Risk-based total capital ratio	20.09	19.91	19.70	18.56	19.01
Risk-based tier 1 capital ratio	19.26	19.05	18.88	17.77	18.21
Tier 1 leverage ratio	15.05	14.95	14.33	13.83	13.82

Stock repurchases - $ (000’s)	$3,960	$13,330	—	—	—
Stock repurchases - shares	226,600	750,700	—	—	—
COMMON STOCK AND DIVIDENDS:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Stock Prices:
Close	$17.81	$17.49	$17.30	$15.92	$14.68
High	18.50	18.11	17.30	16.41	14.91
Low	17.23	16.31	15.15	14.55	12.99

Cash dividends paid	$0.06	$0.06	$0.06	—	—
DEPOSITS:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Non-interest-bearing demand	$134,097	$130,491	$136,046	$105,251	$117,443
Interest-bearing NOW	274,391	251,938	244,173	224,732	227,893
Money market	260,796	250,767	249,133	244,916	248,871
Savings	114,851	118,898	129,482	121,016	123,260
Certificates of deposit - Retail	323,957	330,794	333,389	303,362	310,371
Certificates of deposit - Wholesale	21,493	23,361	45,441	54,134	40,036

Total certificates of deposit	345,450	354,155	378,830	357,496	350,407

Total deposits	$1,129,585	$1,106,249	$1,137,664	$1,053,411	$1,067,874

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
LOANS:
One- to four-family residential real estate	$397,545	$409,288	$402,097	$408,206	$404,196
Multi-family mortgage loans	297,131	292,100	291,005	289,364	280,238
Nonresidential real estate	320,729	307,619	303,901	282,496	275,418
Construction and land loans	85,222	83,526	78,900	85,761	80,705
Commercial loans	89,346	84,947	76,070	69,702	68,988
Commercial leases	139,164	135,019	127,971	128,062	121,898
Consumer loans	3,869	3,989	4,019	2,041	2,022
Other loans (including municipal)	4,959	4,959	4,959	5,159	5,219

Total loans	1,337,965	1,321,447	1,288,922	1,270,791	1,238,684
Loans in process	148	113	934	174	2,180
Net deferred loan origination costs	2,424	2,478	2,478	2,563	2,541
Allowance for loan losses	(10,622)	(11,924)	(11,969)	(11,708)	(11,514)

Loans, net	$1,329,915	$1,312,114	$1,280,365	$1,261,820	$1,231,891

CREDIT QUALITY RATIOS:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Nonperforming Loans and Assets:
Nonperforming loans	$9,226	$8,469	$6,440	$3,192	$5,723
Real estate owned	—	—	30	56	153

Nonperforming assets	$9,226	$8,469	$6,470	$3,248	$5,876

Asset Quality Ratios:
Nonperforming assets to total assets	0.57%	0.53%	0.39%	0.20%	0.36%
Nonperforming loans to total loans	0.69	0.64	0.50	0.25	0.46
Allowance for loan losses to nonperforming loans	115.13	140.80	185.85	366.79	201.19
Allowance for loan losses to total loans	0.79	0.90	0.93	0.92	0.93
Net charge-off ratio (1)	0.23	0.03	0.03	0.00	(0.02)
ALLOWANCE FOR LOAN LOSSES:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Beginning balance	$11,924	$11,969	$11,708	$11,514	$10,931
Allowance of acquired bank	—	—	212	—	—
Provision (credit) for loan losses	(537)	49	156	196	524
Loans charged off	(767)	(96)	(107)	(2)	(29)
Recoveries	2	2	—	—	88

Ending balance	$10,622	$11,924	$11,969	$11,708	$11,514

(1)	Annualized

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

SELECTED AVERAGE BALANCES:	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Average total assets	$1,611,689	$1,644,304	$1,688,410	$1,618,258	$1,573,867
Average earning assets	1,486,033	1,544,356	1,588,219	1,533,951	1,501,205
Average total loans	1,328,482	1,320,016	1,288,063	1,260,870	1,197,545
Average investment securities	110,033	193,081	268,584	245,510	266,167
Average FHLB stock	18,299	18,911	24,717	25,434	25,311
Average other earning assets	29,219	12,348	6,855	2,137	12,182
Average interest-bearing deposits	980,771	982,859	1,006,818	932,918	931,895
Average total borrowings	149,001	170,804	190,935	223,359	182,613
Average interest-bearing liabilities	1,129,772	1,153,663	1,197,753	1,156,277	1,114,508
Average total stockholders’ equity	326,010	335,015	339,050	328,652	326,549
SELECTED YIELDS AND COST OF	2006				2005
FUNDS (1):	IVQ	IIIQ	IIQ	IQ	IVQ
Average earning assets	6.37%	6.23%	5.98%	5.89%	5.60%
Average total loans	6.52	6.50	6.38	6.30	6.02
Average investment securities	5.43	4.62	4.38	4.12	3.96
Average FHLB stock	3.21	3.99	3.15	3.06	3.71
Average other earning assets	5.28	5.75	5.03	4.18	3.81
Average interest-bearing deposits	3.33	3.22	2.97	2.73	2.49
Average total borrowings	4.29	4.19	4.01	4.01	3.70
Average interest-bearing liabilities	3.46	3.37	3.14	2.97	2.69
Interest rate spread	2.91	2.86	2.84	2.92	2.91
Net interest margin	3.74	3.71	3.62	3.65	3.60
EARNINGS PER SHARE	2006				2005
COMPUTATIONS:	IVQ	IIIQ	IIQ	IQ	IVQ
Net income	$1,207	$2,795	$2,904	$3,140	$2,919

Average common shares outstanding	24,384,369	24,556,236	24,466,250	24,466,250	24,466,250
Less: Unearned ESOP shares	(1,826,679)	(1,851,346)	(1,871,668)	(1,896,134)	(1,920,152)
Less: Unvested restricted stock	(730,208)	(210,082)	—	—	—

Weighted average common shares outstanding	21,827,482	22,494,808	22,594,582	22,570,116	22,546,098
Plus: Dilutive common shares equivalents	12,994	12,294	—	—	—

Weighted average dilutive shares outstanding	21,840,476	22,507,102	22,594,582	22,570,116	22,546,098

Number of antidilutive stock options excluded from the diluted earnings per share calculation	1,301,000	1,140,000	N.A.	N.A.	N.A.
Weighted average exercise price of anti-dilutive option shares	$17.63	$17.62	N.A.	N.A.	N.A.

Earnings per basic share	$0.06	$0.12	$0.13	$0.14	$0.13

Earnings per diluted share	$0.06	$0.12	$0.13	$0.14	$0.13

N.A. = Not Applicable

(1)	Annualized

BANKFINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES

The Company utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating, budgeting and planning decisions for future periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The Company believes that the use of the non-GAAP financial measures described below provides the Board of Directors and management, and may provide some investors, with a more complete understanding the Company’s operating results and trends, and facilitate comparisons to historical and peer performance. The Company’s non-GAAP financial measures should be considered supplemental in nature and should not be considered in isolation, or as superior to or a substitute for, financial measures that are prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may differ from similar non-GAAP financial measures that are used by other companies, thus limiting their usefulness as a comparative tool.

Amortization of Intangibles Expense. The Company believes that the exclusion from its net income of expense for the amortization of the core deposit intangible assets resulting from its acquisition of Success Bancshares and University National Bank facilitates the comparison of the Company’s operating results to the Company’s historical performance and to the performance of other financial institutions with different acquisition histories. In addition, the level of amortization of core deposit intangible assets arising from an acquisition can vary significantly depending on the valuation methodology used and the interest rate environment that existed at the time of the acquisition.

Equity-based Compensation. The Company believes that the exclusion of equity-based compensation expense from its net income facilitates the comparison of the Company’s operating results to the Company’s historical performance, including the prior periods in which it operated as a mutual institution and had no stock outstanding. In addition, the Company believes that this non-GAAP measure facilitates the comparison of the Company’s performance to the performance of other financial institutions that have different or more seasoned equity-based compensation plans, including plans pursuant to which stock option awards vested prior to the effective date of SFAS No. 123R.

Core Return on Assets. The Company believes that adjusting the calculation of its return on assets to exclude the equity-based compensation expense and the amortization of intangibles expense described above furthers the purposes described above. Thus, the Company calculates core return on assets by dividing net income for a period, adjusted to exclude these expenses, by its average assets for the period.

Core Return on Equity. The Company believes that adjusting the calculation of its return on equity to exclude the equity-based compensation expense and the amortization of intangibles expenses described above furthers the purposes described above. Thus, the Company calculates core return on equity by dividing average stockholders’ equity for a period by net income, adjusted to exclude these expenses, for the period.

Core Efficiency Ratio. The Company believes that adjusting the calculation of its efficiency ratio to exclude the equity-based compensation expense and the amortization of intangibles expense described above furthers the purposes described above. Thus, the Company calculates core efficiency ratio by dividing noninterest expense, adjusted to exclude these expenses, by the sum of net interest income and noninterest income.

There are inherent limitations associated with the use of each of the above non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results in the future. The Company has further highlighted these and the other limitations described above by providing a reconciliation of the GAAP amounts that have been excluded from these non-GAAP financial measures.

BANKFINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands; except per share) – (Unaudited)

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2006 AND 2005	Three months ended December 31,			Year ended December 31,
	2006	2005		2006	2005
Core Operating Income:
Net Income	$1,207	$2,919		$10,046	$11,073
Adjustments:
Equity-based compensation and benefits	3,542	348		5,377	718
Amortization of core deposit intangible	489	405		1,873	1,634
Tax effect on adjustments assuming 39.745% tax rate	(1,602)	(299)		(2,882)	(935)

Core Operating Income	$3,636	$3,373		$14,414	$12,490

Return on assets (ratio of net income to average total assets) (1)	0.30%	0.74%		0.61%	0.70%
Core return on assets (ratio of core operating income to average total assets) (1)	0.90%	0.86%		0.88%	0.79%

Return on equity (ratio of net income to average equity) (1)	1.48%	3.58%		3.02%	5.18%
Core return on equity (ratio of core operating income to average equity) (1)	4.46%	4.13%		4.34%	5.85%

Core Noninterest Expenses:
Noninterest Expenses	$15,390	$11,510		$52,370	$44,206
Adjustments:
Equity-based compensation and benefits	(3,542)	(348)		(5,377)	(718)
Amortization of core deposit intangible	(489)	(405)		(1,873)	(1,634)

Core Noninterest Expenses	$11,359	$10,757		$45,120	$41,854

Efficiency ratio (ratio of noninterest expense to net interest income plus noninterest income)	93.01%	71.54%		78.04%	73.58%
Core efficiency ratio (ratio of core noninterest expense to net interest income plus noninterest income)	68.65%	66.86%		67.24%	69.67%

FOR THE LATEST FIVE QUARTERS	2006				2005
	IVQ	IIIQ	IIQ	IQ	IVQ
Core Operating Income:
Net Income	$1,207	$2,795	$2,904	$3,140	$2,919
Adjustments:
Equity-based compensation and benefits	3,542	996	455	384	348
Amortization of core deposit intangible	489	496	495	393	405
Tax effect on adjustments assuming 39.745% tax rate	(1,602)	(593)	(378)	(309)	(299)

Core Operating Income	$3,636	$3,694	$3,476	$3,608	$3,373

Return on assets (ratio of net income to average total assets) (1)	0.30%	0.68%	0.69%	0.78%	0.74%
Core return on assets (ratio of core operating income to average total assets) (1)	0.90%	0.90%	0.82%	0.89%	0.86%

Return on equity (ratio of net income to average equity) (1)	1.48%	3.34%	3.43%	3.82%	3.58%
Core return on equity (ratio of core operating income to average equity) (1)	4.46%	4.41%	4.10%	4.39%	4.13%

Core Operating Expenses:
Noninterest Expenses	$15,390	$12,895	$12,457	$11,628	$11,510
Adjustments:
Equity-based compensation and benefits	(3,542)	(996)	(455)	(384)	(348)
Amortization of core deposit intangible	(489)	(496)	(495)	(393)	(405)

Core Noninterest Expenses	$11,359	$11,403	$11,507	$10,851	$10,757

Efficiency ratio (ratio of noninterest expense to net interest income plus noninterest income)	93.01%	75.37%	73.68%	70.29%	71.54%
Core efficiency ratio (ratio of core noninterest expense to net interest income plus noninterest income)	68.65%	66.65%	68.06%	65.59%	66.86%

(1)	Annualized